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                                  EXHIBIT 99.4

No. __                                                           $_________ USD


                             CRITICARE SYSTEMS, INC.

                       $2,500,000 8% Convertible Debenture


THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION PURSUANT TO RULE 144 UNDER SAID ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY.


THIS DEBENTURE is one of a duly authorized issue of Debentures of CRITICARE SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "ISSUER") issued February 3, 1997, designated as its Eight (8%) Percent Convertible Debenture due February 2, 1999, in an aggregate face amount not exceeding Two Million, Five Hundred Thousand (USD$2,500,000) Dollars, issuable in One Hundred Thousand ($100,000) Dollars par value face amounts.

                FOR VALUE RECEIVED, the ISSUER promises to pay to


the registered holder hereof and its successors and assigns (the "HOLDER"), the principal sum of:


                             United States Dollars,

on February 2, 1999 (the "Maturity Date"), and to pay interest, as outlined below, at the rate of 8% per annum, on the principal sum outstanding from time to time for the term of the Debenture or until the Debenture is completely converted. Accrual of Interest shall commence on the first business day to occur after the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Issuer regarding registration and transfers of the Debenture (the "Debenture Register"), provided, however, that the ISSUER'S obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Convertible Debenture Purchase Agreement dated as of January 31, 1997 between the ISSUER and HOLDER (the "Subscription Agreement"). Except upon an event of default, the principal of, and interest on, this Debenture are payable only in shares of Common Stock of the Company (the "Conversion Shares"), at the address last appearing on the Debenture register of the ISSUER as designated in writing by the Holder hereof from time to time. The ISSUER will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date in Conversion Shares at the Conversion Price, less any amounts required by law to be deducted or withheld, to the Holder at the last address on the Debenture Register. Such payment shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on the Debenture to the extent of the sum represented by such check plus any amounts so deducted.

The Debenture is subject to the following additional provisions:

                  1. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of authorized denominations, as requested by the HOLDERS surrendering the same. No service charge will be


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made for such registration or transfer or exchange.

                  2. The ISSUER shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States Income Tax or other applicable laws at the time of such payments.

                  3. This Debenture has been issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged in the US only in compliance with Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to the due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the ISSUER'S Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original HOLDER by the same representations and terms described herein and under the Subscription Agreement.

                  4. The Holder is entitled, at its option, commencing at any time on or after the effective date of registration to convert up to One Hundred (100%) percent of the original principal amount of Debentures into shares of Common Stock of the Company (the "Shares") at a conversion price which shall be the lesser of:

                      (i)        The Purchase Date Price (as defined below); or

                      (ii) Eighty (80%) percent of the Market Price for conversions made 61 to 90 days from the Closing Date and seventy-five (75%) percent of the Market Price as for conversions made after 91 days from the Closing Date (as defined below).

                  For purposes of this Section 4, "Purchase Date Price" shall be the closing bid price of the Common Stock as reported on the National Association of Securities Dealers automated Quotation System ("Nasdaq") for the Closing Date.

                  For purposes of this Section 4, "Market Price" shall be the average of the closing bid prices of the Common Stock as reported by NASDAQ for the five (5) trading days prior to the date of conversion of the 8% Convertible Debenture, as adjusted to reflect any stock dividend on, or stock split, or stock combination of, the Common Stock since the Closing Date.

                  If any Debentures remain outstanding on the second anniversary of the Closing Date, all remaining portions of the Debentures will be converted on that date at the Conversion Price as set forth in Section 4 herein. This period shall be extended for each day after sixty (60) days from the date of exercise of the Demand Registration Right, that the registration is not effective.

                  No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the ISSUER. For purposes of this Debenture, the "Conversion Date" on which notice of conversion is given by the HOLDER shall be deemed to be the day Notice is sent by facsimile, provided thereafter Debenture is sent by overnight courier within three (3) business days, subject to the Conversion Dates aforesaid and, with the conversion notice duly executed, to the Transfer Agent via recognized overnight courier.

                  Conversion will be permitted as follows:

                  0-60 days from Closing Date        - None
                  61-90 days from Closing Date       - Up to 50% of initial investment
                  After 91 days from Closing Date    - 100% of initial investment


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                  5. No provision of this Debenture shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, upon an Event of Default (as defined below), to pay the principal of, and interest on this Debenture at the place, time, and rate, and in the coin or currency herein prescribed.

                  6. The ISSUER hereby expressly waives demand and presentment for payment, notice on nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

                  7. The ISSUER agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due or exercising the conversion rights under this Debenture.

                  If one or more of the following described "Events of Default" shall occur,

                      a. Any of the representations or warranties made by the ISSUER herein, or in the Subscription Agreement shall have been incorrect when made in any material respect; or

                      b. The ISSUER shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the ISSUER under this Debenture and such failure shall continued uncured for a period of seven (7) days after notice from the Holder of such failure; or

                      c. A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                      d. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the ISSUER and shall not be dismissed within thirty (30) calendar days thereafter; or

                      e. Bankruptcy reorganization, Insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief or debtors shall be instituted by or against the ISSUER, and if instituted against the ISSUER, ISSUER shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                      f. The ISSUER'S Common Stock is delisted from trading on NASDAQ National Market unless it is thereupon admitted to trading on the NASDAQ National Small Cap Market or a national stock exchange.

         Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the HOLDER and in the HOLDER'S sole discretion, the HOLDER may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and HOLDER may immediately, and without expiration of any period of grace, enforce any and all of the HOLDER'S rights and remedies provided herein or any other rights or remedies afforded by law.

           8. In case any provision of this Debenture is held by a court of competent jurisdiction to be


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excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

                  9. This Debenture and the Agreement referred to in this Debenture constitute the full and entire understanding and agreement between the ISSUER and HOLDER with respect hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER.

                  10. This Debenture shall be governed by and construed in accordance with the laws of the State of New York.

                  11. Notwithstanding anything to the contrary herein contained, Holder shall be prohibited from (i) converting any portion of the Debenture which would result in the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company, or (ii) converting any portion of the Shares which would result in the Holder being issued more than 1,425,647 shares of Common Stock of the company in the aggregate pursuant to the Debenture. In the event that upon conversion the Holders would be entitled to have been issued an aggregate of more than 1,425,647 shares of Common Stock of the Company, then such Holders shall receive cash in the amount equal to 125% of the face amount of the remaining Debenture and interest.

                  IN WITNESS WHEREOF, the ISSUER has caused this instrument to be duly executed by an officer thereunto duly authorized.


                                               CRITICARE SYSTEMS, INC.



                                               By
                                                  ------------------------
                                                  Name:
                                                  Title:
                                                  Date:



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                              NOTICE OF CONVERSION
        (To be Executed by the Registered Holder in order to Convert the
                            8% Convertible Debenture)

The undersigned hereby irrevocably elects to convert the below applicable portion of Debenture No. ____ into shares of common stock of CRITICARE SYSTEMS, INC. (the "Company") according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that

           (i) All offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Debenture shall be made pursuant to an exemption from registration under the Act, or pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), subject to any restrictions on sale or transfer set forth in the Convertible Debenture Purchase Agreement between the Company and the original holder of the Certificate submitted herewith for conversion.

           (ii) Upon conversion pursuant to this Notice of Conversion, the undersigned will not own or deemed to beneficially own (within the meaning of the Securities Exchange Act of 1934) 4.9% or more of the then issued and outstanding shares of the company.


------------------------------      --------------------------------------------
Date of Conversion                  Applicable Conversion Price


------------------------------      --------------------------------------------
Number of Common Shares upon        $ Amount of Conversion            Conversion



------------------------------      --------------------------------------------
Signature                           Name

Address:                            Delivery of Shares to:


                                    ------------------------------

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